EXHIBIT 99.03

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Shareholders of
The Keller Manufacturing Company, Inc.
Corydon, Indiana

We have audited the consolidated financial statements of The Keller Manufacturing Company, Inc. (the “Company”) as of December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002, and have issued our report thereon dated February 19, 2003; such financial statements and report are included in your 2002 Annual Report to Shareholders and are incorporated herein by reference. Our audits also included the financial statement schedule listed in Item 15 of this Registration Statement. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/  Deloitte & Touche

DELOITTE & TOUCHE LLP
Louisville, Kentucky
March 28, 2003